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                                                               Exhibit 99.(a)(7)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer is made solely by the Offer to Purchase, dated July 29, 1999, and the related Letter of Transmittal and any amendments and supplements thereto, and is being made to all holders of Shares. MSAS Acquisition Corporation is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid statute. If MSAS Acquisition Corporation becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, MSAS Acquisition Corporation will make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, MSAS Acquisition Corporation cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in any such state. In any jurisdiction where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of MSAS Acquisition Corporation by Merrill Lynch, Pierce, Fenner & Smith Incorporated or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      Notice of Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                                       of

                                 MARK VII, INC.

                                       at

                              $23.00 NET PER SHARE

                                       by

                           MSAS ACQUISITION CORPORATION

                          a wholly owned subsidiary of

                            MSAS GLOBAL LOGISTICS INC.

                     an indirect wholly owned subsidiary of

                                 OCEAN GROUP PLC

     MSAS Acquisition Corporation, a Delaware corporation ("Purchaser") and a wholly owned subsidiary of MSAS Global Logistics Inc., a New York corporation ("Parent"), which is an indirect wholly owned subsidiary of Ocean Group plc, a public limited company organized under the laws of England and Wales ("Ocean Group"), is offering to purchase all outstanding shares of common stock, $0.05 par value per share (the "Shares"), of Mark VII, Inc., a Delaware corporation (the "Company"), at a purchase price of $23.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated July 29, 1999 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, AUGUST 26, 1999, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED BY THE EXPIRATION DATE AND NOT WITHDRAWN A NUMBER OF SHARES WHICH, TOGETHER WITH ANY SHARES OWNED BY PARENT OR PURCHASER, CONSTITUTE AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY-DILUTED BASIS ON THE DATE SHARES ARE ACCEPTED FOR PAYMENT AND (2) THE SATISFACTION OR WAIVER OF CERTAIN CONDITIONS TO THE OBLIGATIONS OF PURCHASER, PARENT AND THE COMPANY TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING RECEIPT BY PURCHASER, PARENT AND THE COMPANY OF CERTAIN GOVERNMENTAL AND REGULATORY APPROVALS.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 27, 1999 (the "Merger Agreement"), by and among the Company, Parent and Purchaser. Pursuant to the Merger Agreement and the Delaware General Corporation Law (the "DGCL"), as soon as practicable following the consummation of the Offer, Purchaser will be merged with and into the Company and the Company will become a wholly owned subsidiary of Parent (the "Merger"). On the effective date of the Merger, each outstanding Share (except for Shares owned by the Company, Parent or Purchaser, or any subsidiary of the Company or Parent, and except for Shares, if any, held by the Company's stockholders who have properly exercised appraisal rights under the DGCL) will be converted into the right to receive $23.00, in cash, without interest thereon. Parent and Purchaser have entered into Tender and Voting Agreements and Irrevocable Proxies with six of the directors of the Company (the "Proxy Grantors") holding in the aggregate 751,272 Shares, representing approximately 8.4% of the issued and outstanding Shares. Pursuant to these agreements and irrevocable proxies, each Proxy Grantor has agreed, provided the Merger Agreement has not been terminated, to tender to Purchaser substantially all Shares beneficially owned by such Proxy Grantor, has agreed to vote such Shares in favor of approval of the Merger Agreement and the transactions contemplated thereby and has granted an irrevocable proxy to Purchaser with respect to such Shares.
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     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER
AND THE MERGER AND HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES.

     The term "Expiration Date" means 12:00 Midnight, New York City time, on Thursday, August 26, 1999, unless and until Purchaser extends the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by Purchaser, shall expire. Any such extension will be followed as promptly as practicable by a public announcement thereof not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date of the Offer.

     Subject to the applicable rules and regulations of the Securities and Exchange Commission, and subject to the terms of the Merger Agreement, Purchaser expressly reserves the right, at any time or from time to time and regardless of whether or not any of the events set forth in Section 18 of the Offer to Purchase has occurred, (i) to extend the period of time during which the Offer is open and thereby postpone acceptance for payment of any Shares by giving oral or written notice of such extension to BankBoston, N.A., as Depositary (in such capacity, the "Depositary"), and (ii) to amend the Offer in any other respect permitted under the Merger Agreement by giving oral or written notice of such amendment to the Depositary. Purchaser shall not have any obligation to pay interest on the purchase price for tendered Shares, whether or not Purchaser exercises its right to extend the Offer. Except as set forth in the Merger Agreement, there can be no assurance that Purchaser will extend the Offer. Any extension of the Offer will be followed by a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain tendered, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. Without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release to the Dow Jones News Service or otherwise as may be required by applicable law.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Purchaser and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions set forth in the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the aggregate purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering stockholders whose Shares have been accepted for payment.

     In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates evidencing such Shares or timely confirmation of book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in Section 2 of the Offer to Purchase, (b) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and (c) any other documents required by the Letter of Transmittal. The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer. Under no circumstance will interest be paid by Purchaser on the purchase price of the Shares accepted for payment, regardless of any extension of the Offer or any delay in making such payment.

     Pursuant to the Merger Agreement, Purchaser may make any changes in the terms and conditions of the Offer, provided that, unless previously approved by the Company in writing, Purchaser may not (i) decrease the purchase price, (ii) change the form of consideration payable in the Offer, (iii) decrease the number of Shares sought pursuant to the Offer, (iv) add additional conditions to the Offer, (v) amend the conditions to the Offer to broaden their scope, (vi) extend the Offer except as permitted by the terms of the Merger Agreement, (vii) amend the Minimum Condition (as defined in the Offer to Purchase) or (viii) make other changes to the Offer that are adverse to the Company's stockholders.

     Except as provided in Section 3 of the Offer to Purchase, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates evidencing such Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the serial numbers shown on such certificates evidencing the Shares to be withdrawn must be submitted to the Depositary, and, unless such Shares have been tendered by an Eligible Institution (as defined in the Offer to Purchase), the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 2 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 of the Offer to Purchase at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding.

     The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Company has provided Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other relevant documents will be mailed to record holders of Shares whose names appear on the stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

     The Offer to Purchase and the related Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager (each as defined in the Offer to Purchase), at their respective addresses and telephone numbers set forth below. Requests for copies of the Offer to Purchase, the Letter of Transmittal and other related materials may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies and copies will be furnished promptly at Purchaser's expense. No fees or commissions will be paid to any broker or dealer or other person, other than the Dealer Manager and the Information Agent, for soliciting tenders of Shares pursuant to the Offer.

                     The Information Agent for the Offer is:

                    Georgeson Shareholder Communications Inc.
                                Wall Street Plaza
                            New York, New York 10005
                 Banks and Brokers Call Collect: (212) 440-9800
                    All Others Call Toll Free: (800) 223-2064
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                      The Dealer Manager for the Offer is:

                               MERRILL LYNCH & CO.

                             World Financial Center
                             South Tower, 6th Floor
                            New York, New York 10080
                          (212) 236-3790 (Call Collect)
July 29, 1999